Exhibit 99.1

Union Pacific Chief Financial Officer Jennifer Hamann to Retire After 35 Years of Service

Longtime executive leaves legacy of financial leadership, mentorship and service

OMAHA, Neb., Oct. 16, 2026 – Union Pacific Railroad today announced Executive Vice President and Chief Financial Officer Jennifer Hamann will retire in early 2027, concluding a remarkable 35-year career that helped shape the railroad through decades of growth, transformation and industry leadership.

Hamann's career reflects the very best of Union Pacific: a deep commitment to service, a willingness to embrace new challenges and an unwavering focus on creating long-term value for customers, employees, communities and shareholders. She joined Union Pacific in 1992 as a member of the company's audit staff and steadily rose through the organization, serving in leadership roles across Finance, Human Resources, Marketing and Sales, Investor Relations and Corporate Audit before being named chief financial officer in January 2020.

Over the course of her career, Hamann became one of the railroad industry's most respected financial leaders, guiding Union Pacific through periods of significant change, including the COVID-19 pandemic and major operational transformation efforts. She played a key leadership role in strengthening the company's balance sheet, enhancing capital allocation strategies and maintaining Union Pacific's position as an industry leader in financial performance. Just as important was Hamann’s ability to build relationships, inspiring her team and establishing trust with investors. She became the first woman to serve as Union Pacific's chief financial officer and was recognized with a Women MAKE Award for her leadership and contributions to the manufacturing and transportation industries.

Hamann championed employee development and inclusion, serving as executive sponsor of LEAD, Union Pacific’s women's employee resource group, helping foster opportunities for future generations of railroaders. She was also a fierce advocate for fighting breast cancer, leading fundraising efforts at Union Pacific for Susan G. Komen’s Race for the Cure. Her leadership extended beyond Union Pacific through service on several corporate and industry boards, including TTX Company, Grupo Ferroviario Mexicano and Steel Dynamics.

“For 35 years, she led with integrity and heart, guiding our finances through historic challenges, executing our strategy, mentoring future leaders and representing Union Pacific across the industry,” said Jim Vena, Chief Executive Officer. “Jennifer was tough – she never said yes, unless she believed it was the right thing to do for Union Pacific. She made this railroad stronger, and her contributions will be felt for generations. I am deeply grateful for her leadership and friendship.”

Known for her collaborative and thoughtful leadership style, Hamann was respected for standing her ground when she believed in something. She pushed her team and developed leaders to be the best. She often credits the pride and dedication of Union Pacific employees as a driving force behind the railroad's success.

“It’s been my honor to serve and represent Union Pacific as its CFO,” said Hamann. “I am grateful for all who supported me along the way – my family, friends and the Union Pacific family I’ve worked alongside for nearly 35 years. Becoming the nation’s first transcontinental railroad is the exciting chapter ahead. I remain an ardent supporter of the merger and with Jim and team leading the way, I’m confident of our success.”

The company will announce succession plans at a later date.

ABOUT UNION PACIFIC
Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at www.up.com.

Union Pacific Media Contact: Kristen South at media@up.com
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